Exhibit 99.1

First Hawaiian, Inc. Announces Retirement of Vice Chairman and Leadership Transition in Wealth Management Your publication date and time will appear here. | Source: First Hawaiian, Inc. HONOLULU, Feb. 23, 2026 (GLOBE NEWSWIRE) -- First Hawaiian, Inc. (NASDAQ: FHB) ("First Hawaiian" or the "Company") announced today that Alan Aizumi, vice chairman of First Hawaiian, Inc. and First Hawaiian Bank, will retire effective April 3, 2026, following more than 40 years of service. "Alan has been a key member of our senior management team and has made lasting contributions to First Hawaiian Bank," said Bob Harrison, chairman, president and CEO. "His leadership across multiple areas of the bank reflects the breadth of his experience and his commitment to developing people and serving our communities." Aizumi joined First Hawaiian Bank in 1983 and has served on the senior management committee since 2009. He has led the wealth management group since 2013 and previously held senior leadership roles in risk management, business and card services, and across consumer, commercial and corporate banking. "As I reflect on my career, I am filled with gratitude for the opportunities and relationships that shaped my journey," Aizumi said. "It has been a privilege to work alongside so many outstanding colleagues and to contribute to an institution with such a proud history. I leave with great confidence in First Hawaiian Bank's continued success." Executive Vice President Michael Tottoff will assume responsibility for the wealth management group and join the senior management committee. Tottoff began his career with First Hawaiian Bank in 1989 and returned in 2005 after gaining private client investment experience on the mainland. Since then, he has advanced through a series of leadership roles within advisory, guiding the division's strategic growth, including overseeing the transition of FHB's broker-dealer platform to Raymond James Financial. He was promoted to division manager in 2020 and to executive vice president in 2024.

"Mike brings extensive experience and a proven record of growth to this role," Harrison added. "He understands the importance of strong client relationships and is committed to the communities we serve. His leadership and alignment with our culture position him well to lead First Hawaiian Bank's Wealth Management Group." First Hawaiian, Inc. First Hawaiian, Inc. (NASDAQ: FHB) is a bank holding company headquartered in Honolulu, Hawaii. Its principal subsidiary, First Hawaiian Bank, founded in 1858 under the name Bishop Company, is Hawaii's largest financial institution with branch locations throughout Hawaii, Guam and Saipan. The company offers a comprehensive suite of banking services to consumer and commercial customers including deposit products, loans, wealth management, insurance, trust, retirement planning, credit card and merchant processing services. Customers may also access their accounts through ATMs, online and mobile banking channels. For more information about First Hawaiian, Inc., visit the Company's website, www.fhb.com. Investor Relations Contact: Kevin Hasegawa, CFA (808) 525-8288 khasegawa@fhb.com Media Contact: Lindsey Chambers (808) 525-6254 lchambers@fhb.com Photos accompanying this announcement are available at: https://www.globenewswire.com/ffh/Download/DownloadFile?source=pdf fileGuid=55d4937f-224e-43ed-937e-17dc3fef1cb7 https://pr.globenewswire.com/ffh/Download/DownloadFile?source=pr fileGuid=46230632-9ffb-4fc6-95e6-cb8080a8922

Alan Arizumi headshot Alan Arizumi, courtesy of First Hawaiian, Inc.

Michael Tottori headshot Michael Tottori, courtesy of First Hawaiian, Inc.